Exhibit 35.e



                         ANNUAL STATEMENT OF COMPLIANCE

  Pooling and Servicing agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage & Asset Receiving Corporation, as
   Depositor, KeyCorp Real Estate Market, Inc., as a Master Servicer, Capmark Finance Inc., as a Master Servicer, Wells Fargo Bank N. A., as Trustee and
 Custodian, Deutsche Bank Trust Company Americas, as Certificate Administrator and Paying Agent and LNR Partners, Inc., as Special Servicer

                                  COMM 2007-C9


I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

      1. I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2007 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

      2. To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.


LNR PARTNERS, INC.



By: /s/ Susan K. Chapman
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    Susan K. Chapman
    Vice President